                           PURCHASE AND SALE AGREEMENT

            This Agreement is dated as of December 7, 2005.

B E T W E E N:



            AMRAM'S DISTRIBUTING LTD.

            (the "VENDOR")



            - and -



            BENTALL INVESTMENT MANAGEMENT LP

            (the "PURCHASER")



For good and valuable consideration, the receipt and adequacy of which are acknowledged, the parties covenant and agree as follows:

                                   ARTICLE 1

                                 INTERPRETATION

1.1   DEFINITIONS

Certain words and phrases which are used in this Agreement have the meanings which are ascribed to them, respectively, in this Section 1.1.

"ABN SECURITY" means the Charge/Mortgage of land in favour of ABN AMRO BANK N.V., Canada Branch registered against the Property, and charging, inter-alia, the Purchase Assets, as Instrument No. PR878823 on June 30, 2005 and any documents and collateral security relating thereto.

"AGREEMENT", "hereto", "hereof", "herein", "hereby", "hereunder" and similar expressions refer to this Purchase Agreement and the attached Schedules, as amended from time to time, and "Article", "Section" "Subsection", "Paragraph", "Subparagraph" and "Schedule" followed by a number or letter refer to the specified article, section, subsection, paragraph, subparagraph or schedule, as the case may be, of this Agreement.

"AMRAM'S LEASE" means a lease of the entire Property between the Purchaser as landlord and the Vendor as tenant that provides for occupancy of the Property by the Vendor from the Closing Date, and includes provisions consistent with the terms in Schedule "A".

"BUILDING" means all buildings, structures, fixtures, erections and fixed improvements, servicing, parking areas, parking facilities and other improvements located on, in or under the Lands, including without limitation the Fixtures, but expressly excluding the Excluded Assets.

"BUSINESS DAY" means any day other than a Saturday, Sunday or statutory holiday in Ontario.
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"CLOSING" means the closing of the purchase and sale of the Purchase Assets contemplated by this Agreement, including without limitation, the payment of the Purchase Price and the delivery of the documents to be delivered on the Closing Date.

"CLOSING DATE" means December 22, 2005, or such other date as is agreed to by the Vendor and the Purchaser.

"CONTRACTS" means all contracts and agreements entered into by or on behalf of the Vendor with third parties in respect of the maintenance, repair and operation of the Property.

"DEPOSIT" has the meaning ascribed thereto in subsection 2.2(d).

"DUE DILIGENCE DATE" means December 21, 2005.

"DUE DILIGENCE DOCUMENTS" means the following documents relating to the Property, in each case to the extent in the possession or control of the Vendor: all Warranties; all Surveys; copies of all litigation files and work orders/deficiency notices relating to the Property, if any; all Plans and Permits; copies of all soil tests, environmental studies, engineering studies and building condition reports; copies of operating statements and budgets for the Property for 2004 and 2005; copies of any contracts or invoices for capital expenditures made in 2004 or 2005 in respect of the Property by the Vendor; copies of the 2004 and 2005 realty tax bills and any and all files or information in respect of any business or realty tax contestations for such taxation years.

"ENVIRONMENTAL LAW" means all applicable federal, provincial, municipal and local laws, including without limitation, all statutes, by-laws and regulations and all orders, directives and decisions rendered by, and policies, instructions, guidelines and similar guidance of, any ministry, department or administrative or regulatory agency relating to the protection of the environment, occupational health and safety or the manufacture, processing, distribution, use, treatment, storage, disposal, packaging, transport, handling, containment, clean-up or other remediation or corrective action of any Hazardous Material.

"EXCLUDED ASSETS" means the warehouse conveyor systems, the warehouse racking, the warehouse compactor and the showroom track lighting, all of which are located on or in the Building or elsewhere in, on or under the Lands, the parties acknowledging that the Excluded Assets shall not form part of the Purchase Assets hereunder and shall remain the property of the Vendor.

"FIXTURES" means all fixtures located on or in the Building or elsewhere in, on or under the Lands (excluding the Excluded Assets), including, without limitation, all structures, erections, fixed improvements, facilities, installations, electric light fixtures, plumbing fixtures, furnace burner equipment, oil tanks, heating and ventilating and air-conditioning equipment, air handling equipment, boiler machinery and equipment, sprinklers, drainage and other mechanical and electrical systems, water, gas, sewage, telephone and other communication facilities and electric power and all interior fixed partitions and all rugs, carpeting and floor coverings attached in any way.

"GOVERNMENTAL AUTHORITY" means any federal, provincial or municipal government, parliament, legislature, or any regulatory authority, agency, ministry, department, commission or board or other representative thereof, or any political subdivision thereof, or any court or (without limitation to the foregoing) any other law, regulation or rule-making entity, having jurisdiction over the relevant circumstances, or any person acting under the authority of any of the foregoing (including, without limitation, any arbitrator).

"GST" means goods and services tax under the Excise Tax Act (Canada).
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                                     - 3 -


"GST DECLARATION AND INDEMNITY" means the GST Declaration and Indemnity attached hereto as Schedule "B".

"HAZARDOUS MATERIAL" means any hazardous substances or any pollutant or contaminant, toxic or dangerous waste, substance or material (including, without limitation, asbestos and poly-chlorinated biphenyls), natural or man made, dangerous to public health, crops, water supplies or soil quality, and includes, without restricting the generality of the foregoing, substances declared to be hazardous or toxic (including without limitation, substances which if found in certain minimum quantities are declared to be hazardous or toxic) under any Environmental Law.

"LANDS" means the lands in the City of Brampton, in the Province of Ontario municipally known as 18 Parkshore Drive, and described as PIN Nos. 14021-0257(LT) and 14021-0155(LT).

"LEASES" means offers to lease, agreements to lease, leases, subleases, renewals of leases, and other rights or licenses granted to possess or occupy space within the Property together with all security, guarantees and indemnities of the tenants', subtenants' and licensees' obligations thereunder, in each case as amended, renewed or otherwise varied.

"NOTICE" has the meaning set out in Section 6.8.

"PERMITS" means, to the extent in the possession or control of the Vendor, all permits, consents, licences, certificates, approvals, authorizations, registrations, agreements or any item with similar effect issued or granted to the Vendor by any Governmental Authority respecting environmental matters concerning the Property or otherwise relating to the operation or occupancy of the Property.

"PERMITTED ENCUMBRANCES" means those encumbrances listed in Schedule "C".

"PERSON" means an individual, a partnership, a corporation, a trust, an unincorporated organization, a government or any department or agency thereof and the heirs, executors, administrators or other legal representatives of an individual.

"PLANS" means, to the extent in the possession or control of the Vendor, all plans, drawings, site plans, specifications and other similar documentation relevant to the Property.

"PROPERTY" means, collectively, the Lands and the Building.

"PURCHASE ASSETS" means, collectively: the freehold interest in the Property; the right, title and interest of the Vendor, if any, in the Plans, Permits and Survey; the Warranties; and the Fixtures , but expressly excluding the Excluded Assets which for greater certainty, notwithstanding any provision contained herein or in the Amram's Lease or any legal doctrine to the contrary, shall remain the property of the Vendor. For greater certainty, the parties acknowledge that the Purchase Assets shall not include any of the Vendor's personal property and assets (including, without limitation, inventory, equipment, consumer goods, accounts and proceeds, but which personal property and assets shall not include any Fixtures), all of which shall remain the property of the Vendor.

"PURCHASE PRICE" means the purchase price for the Property as set out in Section 2.2.

"PURCHASER" means Bentall Investment Management LP.

"PURCHASER'S CONDITIONS" has the meaning set out in Section 3.1.

"PURCHASER'S SOLICITOR" means McCarthy, Tetrault LLP, Toronto, Ontario, Suite 4700, 66 Wellington Street West, Toronto-Dominion Bank Tower, Toronto, Ontario, M5K 1E6, Attention:

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                                     - 4 -


Danny Grandilli, or such other firm or firms of solicitors or agents as are appointed by the Purchaser from time to time and notice of which is provided to the Vendor.

"SURVEY" means, collectively, to the extent in the possession or control of the Vendor, all surveys, site plans and building location plans of the Property.

"VENDOR" means Amram's Distributing Ltd.

"VENDOR'S CONDITIONS" has the meaning set out in Section 3.2.

"VENDOR'S SOLICITOR" means Osler, Hoskin & Harcourt LLP, Suite 6600, First Canadian Place, P.O. Box 50, Toronto, Ontario M5X 1B8, Attention: Stephen W. Luff or such other firm or firms of solicitors or agent as are appointed by the Vendor from time to time and notice of which has been provided to the Purchaser.

"WARRANTIES" means all existing warranties and guarantees in respect of part or parts of the Building, if any, including for the construction and the operation of the Building.

                                   ARTICLE 2

                                PURCHASE AND SALE

2.1   PURCHASE AND SALE

The Vendor hereby offers to sell, transfer, assign, set over and convey the Purchase Assets to the Purchaser and the Purchaser hereby agrees to purchase, acquire and assume the Purchase Assets from the Vendor, at the Purchase Price, subject to adjustments as provided in this Agreement. The respective agreements of the Vendor and the Purchaser set out in this Section 2.1 create and constitute a binding agreement of purchase and sale of the Purchase Assets on and subject to the provisions of this Agreement.

2.2   PURCHASE PRICE

The Purchase Price for the Purchase Assets shall be Ten Million, Two Hundred Thousand Dollars ($10,200,000), and shall be paid as follows:

      (a) $100,000 (the "FIRST DEPOSIT"), by cheque to be delivered to the Vendor's Solicitor, in trust, on the second Business Day after the date hereof;

      (b) $500,000 (the "SECOND DEPOSIT"), by cheque to be delivered to the Vendor's Solicitor, in trust, on the Due Diligence Date if the Purchaser has waived or otherwise is satisfied with those Purchaser's Conditions that are to be satisfied or waived by the Due Diligence Date;

      (c) The First Deposit and the Second Deposit shall be held by the Vendor's Solicitor as a deposit in trust and invested in a term deposit or daily interest savings account pending completion or other termination of this Agreement with interest accruing to the Purchaser to be credited on account of the Purchase Price on Closing, unless otherwise stated herein;

      (d) In the event this Agreement is not completed for any reason other than the failure of the Purchaser to perform any of the covenants and agreements on the Purchaser's part to be performed hereunder, the First Deposit and Second Deposit, together with

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                                     - 5 -


            any interest accrued thereon, shall be immediately returned to the Purchaser without deduction. In the event this Agreement is not completed by reason of the failure of the Purchaser to perform any of the covenants and agreements on the Purchaser's part to be performed hereunder, then, except as expressly provided for herein, the First Deposit and the Second Deposit (collectively the "DEPOSIT") and the interest accrued on the Deposit shall be paid by the Vendor's Solicitor to the Vendor as liquidated damages as a genuine pre-estimate of the Vendor's damages;

      (e) The balance of the Purchase Price (the "BALANCE") and any amount held in trust by the Vendor's Solicitor on account of the Deposit, subject to adjustments pursuant to this Agreement, shall be paid either by solicitor's certified trust cheque or by wire transfer from such solicitor's trust account, on the Closing Date.

2.3   ADJUSTMENTS

      (a) General. Adjustments shall be made as of the Closing Date and shall be paid on the Closing Date. The Vendor shall be responsible for all expenses and entitled to all revenue accrued from the Purchase Assets for that period ending on the day prior to the Closing Date. The Purchaser shall receive all of the revenue and (save as otherwise provided by the terms of the Amram's Lease) be responsible for all of the expenses in respect of the Purchase Assets from and after the Closing Date.

      (b) Statement of Adjustments. A statement of adjustments shall be delivered to the Purchaser by the Vendor at least five (5) Business Days prior to the Closing Date and shall have annexed to it details of the calculations used by the Vendor to arrive at all debits and credits on the statement of adjustments, and shall be approved by the Purchaser. The Vendor shall give the Purchaser and its representatives reasonable access to the Vendor's working papers and back-up materials in order to confirm the statement of adjustments.

      (c) Adjustments. The Vendor shall cause all providers of utilities to render their accounts to the Vendor for the period commencing on the Closing Date. Save as otherwise provided by the terms of the Amram's Lease, the adjustments shall include income and operating expenses, prepaid expenses relating to the Property, amounts paid and payable under the Permitted Encumbrances, lot levies, taxes (including local improvement charges and assessments and business taxes) and other adjustments established by the usual practice in Brampton, Ontario for the purchase and sale of a property similar to the Property. In addition, the adjustments shall include the other matters referred to in this Agreement which are stated to be the subject of adjustments, and shall exclude the other matters in this Agreement which are stated not to be the subject of an adjustment.

      (d) Insurance. It is agreed that no adjustments shall be made with respect to insurance premiums. The Purchaser shall not assume the Vendor's insurance policy. Insurance shall remain the responsibility of the Vendor until the Closing Date and shall be maintained by the Vendor as provided in the Amram's Lease from and after the Closing.

      (e) Tax Appeals. In the event that there are any realty or business tax appeals for the period prior to the Closing Date, the Vendor may, at its option and its sole expense,

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                                     - 6 -


            continue such appeals and shall be entitled to receive any payment resulting therefrom.

      (f) Post-Closing Adjustments. If the final cost or amount of any item which is to be adjusted cannot be determined at Closing, then an initial adjustment for such item shall be made at Closing, such amount to be estimated by the Vendor and approved by Purchaser, each acting reasonably, as of the Closing Date on the basis of the best evidence available at the Closing as to what the final cost or amount of such item will be. All amounts which have been estimated as at the Closing Date because they have not been finally determined at that date (the "POST-CLOSING ADJUSTMENTS") shall be finally adjusted on a post-closing basis once the Post-Closing Adjustments have been determined and finalized. In each case when a Post-Closing Adjustment is determined, the Vendor or the Purchaser, as the case may be, shall within thirty (30) days of determination, provide a complete statement thereof, together with particulars relating thereto in reasonable detail, to the other and within thirty (30) days thereafter the parties hereto shall make a final adjustment as of the Closing Date for the Post-Closing Adjustment in question. In the absence of agreement by the parties hereto, the final amount of any Post-Closing Adjustment shall be determined pursuant to Section 2.3(i).

      (g) Undertaking to Readjust. The Vendor and Purchaser shall execute and deliver on the Closing Date an undertaking to readjust and pay the amount of any adjustments or other Post-Closing Adjustments as may be owing pursuant to the provisions of this Agreement.

      (h) Other Errors, Omissions and Changes. The Vendor and the Purchaser agree to readjust after the Closing Date, any errors, omissions or changes in the final statement of adjustments delivered by the Vendor on the Closing Date and not otherwise provided for in this
            Section 2.3, upon either party delivering to the other a complete statement proving such error, omission or change, provided that, in any event, such final adjustment and all Post-Closing Adjustments shall be made no later than 365 days after the Closing Date (the "FINAL ADJUSTMENT DATE") and no claim for any re-adjustment may be made by either party thereafter.

      (i) Auditor. In the absence of agreement by the parties hereto in respect of any adjustments or Post-Closing Adjustments to be made pursuant to Article 2, the amount of any such adjustments or Post-Closing Adjustments shall be determined by a firm of auditors selected by the parties, acting reasonably, which determination shall be final and binding on the parties hereto. The cost of such determination by such auditors shall be shared equally between the parties hereto.

      (j) Lease. Notwithstanding the foregoing provisions of this Section 2.3, to the extent the Vendor would be entitled to a credit on the statement of adjustment for an item for which it would then be responsible to pay as tenant under the Amram Lease, no adjustment shall be given to the Vendor for such item.

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                                     - 7 -


                                   ARTICLE 3

                                   CONDITIONS

3.1   CONDITIONS OF THE PURCHASER

The Purchaser's obligation to carry out the transactions contemplated by this Agreement is subject to fulfilment of each of the following conditions, which conditions are for the sole benefit of the Purchaser and which may be waived by the Purchaser in its sole and absolute discretion (the "PURCHASER'S CONDITIONS"):

      (a) Amram's Lease. By December 13, 2005, the Vendor and the Purchaser shall have settled the form and content of the Amram's Lease that is to be executed on the Closing Date on terms and conditions acceptable to the Purchaser, acting reasonably. The Purchaser will prepare an initial draft of the Amram's Lease forthwith and shall deliver a copy thereof to the Vendor no later than two (2) Business Days following the date hereof.

      (b) Approval. By December 16, 2005, the investment committee of the Purchaser shall have approved this transaction, which approval shall be given or withheld in such committee's sole, absolute and subjective discretion;

      (c) Due Diligence. (i) By the Due Diligence Date, but subject to subparagraph (c)(ii), the Purchaser shall have conducted whatever investigations and searches the Purchaser, acting reasonably, deems advisable with respect to the Purchase Assets, including, without limitation, all investigations, inspections, searches, inquiries and tests relating to title to the Property, compliance by the Property with work orders and zoning, plans of surveys, physical and engineering inspections of the Property, compliance with all applicable laws and regulations (including, but not limited to, "applicable laws" within the meaning of the Building Code Act), any agreements with third parties affecting the Property, environmental audits, soil tests, financial audits, operating costs analysis, review of the Due Diligence Documents, Permitted Encumbrances, and any other matters of interest to the Purchaser with respect to the Property (collectively the "DUE DILIGENCE") and shall have been satisfied, in its sole, absolute and subjective discretion, with the results of the Due Diligence. If the Purchaser is so satisfied with its due diligence, it shall give notice in writing of such approval to the Vendor on or prior to the Due Diligence Date. If such notice is not given by the Purchaser on or prior to such time, then this Agreement shall terminate, be null and void and of no further force and effect whatsoever, the Purchaser and the Vendor shall be released from all obligations under this Agreement (except for those obligations which survive the termination of this Agreement) and the First Deposit shall be immediately returned to the Purchaser, without deduction, with any accrued interest thereon;

            (ii) Notwithstanding the provisions of subparagraph (c)(i), if the Purchaser's Due Diligence identifies any issue or issues which, in the aggregate, may be remedied for a cost not in excess of $250,000 (which cost shall be determined by the Purchaser's consultants, acting reasonably), the Purchaser shall not be entitled pursuant to subparagraph (c)(i) to terminate this Agreement, but at Closing, (i) the Vendor shall provide its undertaking to remedy all such issues, at its cost, no later that March 31,

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            2006, and (ii) in respect of any such remedial cost in excess of
            $100,000, the amount of such excess shall be held back from the Purchase Price until such time as the Vendor has complied with its undertaking, at which time such holdback funds shall be paid forthwith to the Vendor.

      (d) Representations and Warranties. On Closing, the representations or warranties of the Vendor set out in Section 4.1 shall be true and accurate in all material respects as if made on and as of the Closing Date and there shall have been no material changes as of the Closing Date to any of such representations and warranties;

      (e) Delivery of Documents. All other documents or copies of documents required to be executed or delivered to the Purchaser pursuant to this Agreement shall have been so executed or delivered or both when required pursuant to this Agreement.

      (f) Performance of Terms, Covenants and Conditions. On Closing, all of the terms, covenants and conditions of this Agreement to be complied with or performed by the Vendor shall have been complied with or performed in all material respects.

      (g) Title to the Property. On Closing, the Vendor shall deliver to the Purchaser good and marketable title to the Property in fee simple, free and clear of all mortgages, liens, charges, encumbrances, restrictions, leases and any other claims and interests whatsoever except for the Permitted Encumbrances and the Amram's Lease.

If the Purchaser does not deliver to the Vendor notice in writing of satisfaction or waiver of the Purchaser's Conditions within the time required, this Agreement shall be automatically terminated, neither party shall be under any further obligation to the other to complete the transaction contemplated by this Agreement and any Deposits paid by the Purchaser together with interest accrued thereon shall be forthwith returned to the Purchaser. The Purchaser's Conditions listed in subparagraphs 3.1(d), (e), (f) and (g) shall be deemed to be satisfied if Closing occurs.

3.2   CONDITIONS OF THE VENDOR

The Vendor's obligations to carry out the transactions contemplated by this Agreement is subject to fulfilment of each of the following conditions, which conditions are for the sole benefit of the Vendor and which may be waived by the Vendor in its sole and absolute discretion (the "VENDOR'S CONDITIONS"):

      (a) Amram's Lease. By December 13, 2005, Vendor and Purchaser shall have settled the form and content of the Amram's Lease that is to be executed on the Closing Date on terms and conditions acceptable to the Vendor, acting reasonably;

      (b) Representations and Warranties. On Closing, the representations and warranties of the Purchaser set out in Section 4.2 shall be true and accurate in all material respects as if made on and as of the Closing Date and there shall be no material changes as of the Closing Date to any of such representations and warranties;

      (c) Delivery of Documents. All other documents or copies of documents to be executed or delivered to the Vendor pursuant to this Agreement shall have been so executed or delivered or both when required pursuant to this Agreement.

      (d) Performance of Terms, Covenants and Conditions. On Closing, all of the terms, covenants and conditions of this Agreement to be complied with or performed by the Purchaser shall have been complied with or performed in all material respects.

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                                     - 9 -


If the Vendor does not deliver to the Purchaser notice in writing of satisfaction or waiver of the Vendor's Conditions within the time required, this Agreement shall be automatically terminated, neither party shall be under any further obligation to the other to complete the transaction contemplated by this Agreement and any Deposits paid by the Purchaser together with interest accrued thereon shall be forthwith returned to the Purchaser. The Vendor's Conditions listed in subparagraphs 3.2(b), (c) and (d) shall be deemed to be satisfied if Closing occurs.

3.3   REASONABLE EFFORTS TO SATISFY CONDITIONS

Except for the Purchaser's Condition listed in subparagraph 3.1(b), the Purchaser and the Vendor shall use reasonable efforts to satisfy the conditions set forth in Sections 3.1 and 3.2, respectively.

3.4   ABN SECURITY

In the event a discharge of the ABN Security as against the Purchase Assets is not available on Closing, the Vendor agrees to deliver, and the Purchaser agrees to accept on Closing (a) an undertaking of the Vendor's Solicitors to obtain from the Purchase Price payable on Closing, and to register within ninety (90) days following Closing time, a discharge of the ABN Security as against the Purchase Assets in registrable form, (b) a statement prepared by ABN AMRO BANK N.V., Canada Branch setting out the balance required to obtain such discharge,
(c) a direction executed by the Vendor directing payment to ABN AMRO BANK N.V., Canada Branch of the amount set out in such statement from the Purchase Price payable on Closing, and (d) an undertaking by the Vendor to pay to ABN AMRO any further amounts required in order to obtain such discharges. All undertakings and directions shall be in the form required by the Purchaser, acting reasonably.

3.5   DISCHARGES

On or before Closing, and subject to section 3.4, the Vendor shall discharge all liens, charges, mortgages, security interests and other encumbrances affecting the Purchase Assets, other than Permitted Encumbrances, at its sole cost and expense.

                                   ARTICLE 4

                    COVENANTS, REPRESENTATIONS AND WARRANTIES

4.1   REPRESENTATIONS AND WARRANTIES

The Vendor represents and warrants to and in favour of the Purchaser that, as of the date of this Agreement:

      (a) Status. Vendor is a corporation duly incorporated and subsisting under the laws of Canada and has the corporate power, authority, right and capacity to enter into, execute and deliver this Agreement and to carry out the transactions and enter into the other agreements contemplated by this Agreement and to own the Purchase Assets;

      (b) Authorization. The transactions and other agreements contemplated by this Agreement have been duly and validly authorized by all requisite corporate proceedings of the Vendor;

      (c) No Default under Other Agreements. Neither the execution of this Agreement or the Amram's Lease nor the performance thereof by the Vendor will result in a breach of any term or provision or constitute a default under: the constating documents, or by-

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                                     - 10 -


            laws of the Vendor; or any indenture, mortgages, deed of trust or any other agreement to which the Vendor is a party or by which it is bound.

      (d) No Litigation. There are no actions, suits or proceedings commenced or, to the knowledge of the Vendor, threatened against or affecting the Purchase Assets or the occupancy or use of the Property by the Vendor, in law or in equity, which do or will affect the validity of this Agreement or the Amram's Lease or any transaction or other agreement provided for in this Agreement, the title to the Purchase Assets or the conveyance of the Purchase Assets to the Purchaser;

      (e) Consents. There are no consents or approvals necessary to the transfer, assignment and conveyance of the Purchase Assets that have not been (or will not as at Closing be) obtained and provided to the Purchaser and no Person has any option or right of first refusal to purchase the Purchase Assets or any part thereof;

      (f) Leases. On the Closing Date, the only Lease affecting or registered against title to the Property shall be the Amram's Lease;

      (g) Contracts. On the Closing Date, there shall be no Contracts that affect the Purchase Assets (other than the Permitted Encumbrances) which the Purchaser shall be obligated to assume;

      (h) No Expropriation. Neither the Property nor any part thereof has been expropriated and the Vendor has not received written notice of any contemplated expropriation proceedings affecting the Property or any part of the Property;

      (i) Claims re: Environmental Matters. The Vendor has not received any written notice which remains outstanding of any violation of any Environmental Laws in respect of the Property and there are no writs, injunctions, orders or judgements outstanding, or lawsuits, claims, proceedings, actions, prosecutions, charges, or hearings against the Vendor, relating to the discharge, deposit, escape or release by the Vendor of any hazardous waste or contaminant (as identified in the Environmental Laws) into the natural environment in, on, over, under or at the Property, and there are no outstanding orders or directions issued against the Vendor relating to environmental matters requiring any work, repairs, construction or capital expenditures with respect to the Property and the conduct of the Vendor's business at the Property, nor has the Vendor received any notice of any of the foregoing matters;

      (j) Work Orders, etc. No written notice has been received by the Vendor which remains outstanding from any Governmental Authority advising of any defects in the construction of the Building or any installations therein, or relating to any work order, deficiency or non-compliance with any building restrictions, zoning bylaws, fire codes, environmental protection legislation, or other regulation;

      (k) Realty or Business Tax Appeals. Other than as may be disclosed in writing to the Purchaser as part of the Due Diligence Documents, neither the Vendor nor any person on behalf of the Vendor has commenced any realty or business tax appeals in respect of any of the Property;

      (l) Non-Resident. The Vendor is not a non-resident of Canada within the meaning of section 116 of the Income Tax Act (Canada); and

      (m) Environmental. To the best of the Vendor's knowledge, the environmental materials provided as part of the Due Diligence Documents (i) do not contain any material inaccuracies or omissions and (ii) comprise all materials in the Vendor's possession or control relating to the environmental condition of the Property. To the best of the Vendor's knowledge, the Vendor has not released any Hazardous Materials into the environment in, over, on, under, at or adjacent to the Property and has not used the Property for the treatment, handling, manufacturing, storage or disposal of Hazardous Materials.

For the purposes of this section 4.1, "to the best knowledge of the Vendor" or similar words means to the actual knowledge of the Vendor, after having made enquiries solely of those employees of the Vendor who, in the normal course, would have direct knowledge of the subject matter of the particular representation or warranty.

4.2   REPRESENTATIONS AND WARRANTIES

Purchaser covenants, represents and warrants to the Vendor that, as of the date of this Agreement:

      (a) Status. the Purchaser is a limited partnership subsisting under the laws of Ontario and has the necessary power, authority, right and capacity to enter into, execute and deliver this Agreement and to carry out the transactions and enter into the other agreements contemplated by this Agreement and to own the Purchase Assets;

      (b) Authorization. Subject to Section 3.1(b), the transactions and other agreements contemplated by this Agreement have been duly and validly authorized by all requisite proceedings of the Purchaser;

      (c) No Default under Other Agreements. Neither the execution of this Agreement or the Amram's Lease nor the performance thereof by the Purchaser will result in a breach of any term or provision or constitute a default under: the constating documents or by-laws of the Purchaser; or any indenture, mortgages, deed of trust or any other agreement to which the Purchaser is a party or by which it is bound.

      (d) Real Estate Agents. The Purchaser has not dealt with any broker or agent in respect of the Property other than CB Richard Ellis Limited.

4.3   SURVIVAL OF REPRESENTATIONS

The representations and warranties contained in Sections 4.1 and 4.2 shall not merge on Closing but shall survive beyond the Closing Date for a period of six months. The party which has received a representation or warranty shall give written notice to the other of each material breach of any representation or warranty, together with details thereof, promptly after becoming aware of the breach (whether before or after Closing) and in any event by no later than six months after the Closing Date.

The Purchaser hereby agrees that if, at any time prior to Closing, it has actual knowledge that any of the Vendor's representations or warranties contained herein are untrue or inaccurate in any material respect, the Purchaser shall forthwith give written notice thereof to the Vendor. Within three (3) Business Days following receipt of any such notice, the Vendor shall provide the Purchaser with written notice of the actions, if any, which the Vendor proposes to take in respect of any such materially untrue or inaccurate representation or warranty. If the Purchaser is not prepared to waive any such materially untrue or inaccurate representation or warranty of which it has actual knowledge prior to the Closing Date, the Purchaser's sole remedy shall be limited to terminating this Agreement and the Purchaser shall have no right to claim for any damages or other recourse or remedy whatsoever. The Purchaser acknowledges and agrees that it shall not be entitled to rely on representations or warranties of which the Purchaser has actual knowledge prior to Closing are untrue or inaccurate or will be untrue or inaccurate at Closing. Accordingly, if the Purchaser has actual knowledge that any representations or warranties of the Vendor are or will be untrue or inaccurate and elects to complete the transaction, the Purchaser shall be conclusively deemed to have waived such representation or warranty, as the case may be.

4.4   AGENT'S FEES OR COMMISSIONS

On or after Closing, the Vendor will pay any real estate agent's fees or commissions to CB Richard Ellis Limited incurred by the Vendor in respect of the sale of the Purchase Assets pursuant to this Agreement.

4.5   EMPLOYEES

The Purchaser shall have no liability or obligation with respect to employees of the Vendor (the "EMPLOYEES"), none of whom shall become or be deemed to be employees of the Purchaser.

4.6   DUE DILIGENCE

Immediately after the date of this Agreement, the Vendor shall deliver to the Purchaser at its offices in Toronto all of the Due Diligence Documents or legible copies thereof (save and except an updated Phase I Environmental Assessment in respect of the Property which shall be delivered as soon as possible). The Purchaser shall return to the Vendor all such documentation so provided or otherwise obtained by the Purchaser forthwith if the Purchaser's Conditions or the Vendor's Conditions are not satisfied or waived and this Agreement is terminated or the subject transaction is not closed. From and after the date of this Agreement, and with prior notice to and in coordination with the Vendor, the Purchaser and its agents and employees shall have reasonable access to the Property from time to time during normal business hours, at the Purchaser's sole risk and expense, for the purpose of making any of the Purchaser's inspections, including, without limitation, physical and structural inspections, soil tests and environmental audits. At the request of the Purchaser, the Vendor shall promptly deliver to the Purchaser letters addressed to such applicable governmental authorities having jurisdiction as may be requested by the Purchaser or its solicitors authorizing each such authority to release to the Purchaser such information on compliance matters that such authority may have with respect to the Property, but expressly not permitting any inspections with respect to the Property.

The Purchaser shall indemnify and hold the Vendor harmless from any and all liabilities, actions, costs, damages and liens (including construction liens) arising from the entry of the Purchaser or its representatives, consultants and agents on the Lands and in the Building prior to the Closing Date. The Purchaser shall repair any damage to the Lands and Building arising from such entry. The foregoing indemnity and covenant to repair shall survive the closing or termination of this transaction.

4.7   CONTRACTS

The parties acknowledge that the Purchaser shall not be assuming any of the Contracts at Closing.

4.8   RISK AND OPERATION UNTIL CLOSING

The parties agree that from the date of this Agreement until Closing:

      (a) the Vendor shall operate the Property in accordance with sound business and management practices as would a prudent owner of comparable properties;

      (b)   the Vendor will not enter into any Lease, except the Amram's Lease;

      (c) the Vendor shall maintain insurance on the Property in such amounts as a careful and prudent owner of similar property and premises would maintain;

      (d) the Building shall be at the risk of the Vendor. If any loss or damage to the Building occurs before that time and the cost to repair such loss or damage is in excess of $500,000 as certified by the architect of the Vendor (acting reasonably) (the "Repair Cost"), the Purchaser, within three Business Days after disclosure to it by the Vendor of the loss or damage, and receipt of the certificate of the architect of the Vendor (subject to Purchaser's reasonable verification) as to the extent thereof, at its option shall have the right to terminate this Agreement by notice in writing to the Vendor, in which case this Agreement shall be terminated, null and void and of no further force or effect whatsoever and neither party to this Agreement shall have a claim against the other party hereto with respect to this Agreement (save and except the provisions of Section 4.6) other than the Purchaser shall be entitled to a return of the Deposit without deduction and with accrued interest thereon. If the Purchaser does not elect to terminate this Agreement, then the parties shall complete this Agreement in accordance with its terms, in which event all proceeds of property insurance shall be paid to the Purchaser to be used by the Purchaser to effect repairs to the Property (the Vendor acknowledging that such event of loss or damage shall not give the Vendor any right to terminate the Amram's Lease or to receive an abatement of rent thereunder) and the Purchaser shall complete all such repairs to the Property expeditiously, at its sole cost and expense, in a good and workmanlike manner, as would a prudent owner of the Property.

            If the loss or damage is certified by the architect of the Vendor to be less than $500,000, then all proceeds of insurance shall be paid to the Purchaser to be used by the Purchaser to effect repairs to the Property (the Vendor acknowledging that such event of loss or damage shall not give the Vendor any right to terminate the Amram's Lease or to receive an abatement of rent thereunder), and the Purchaser shall complete all such repairs to the Property expeditiously, at its sole cost and expense, in a good and workmanlike manner, as would a prudent owner of the Property.

      (e) the Vendor shall not enter into any obligation to construct any capital improvements to the Property without the prior written consent of the Purchaser.

4.9   CONFIDENTIALITY

      (a) Until Closing or in the event this Agreement is terminated pursuant to sections 3.1, 3.2 or 4.8, the Purchaser and its agents and advisors shall keep in confidence all information obtained from the Vendor with respect to the Purchase Assets.

            Nothing herein contained shall restrict or prohibit the Purchaser from disclosing all such documentation, information and similar material to its professional advisors, lenders (and their professional advisors), and its investors, provided such parties keep such material in confidence.

            If this Agreement is terminated pursuant to sections 3.1, 3.2 or 4.8, the Purchaser shall promptly return to the Vendor all documentation, information and similar material provided to the Purchaser by the Vendor.

            The information referred to in this subsection shall not include:

            (i) public information or information that is already in the public domain;

            (ii) information which becomes public through no fault or act of the Purchaser or its agents and advisors;

            (iii) information in the possession of the Purchaser not provided by the Vendor;

            (iv) information required to be disclosed by law, provided that the party so required to make such disclosure will promptly provide the other party with written notice and, at the request and expense of the other party, co-operate on a reasonable basis to obtain a protective order or other remedy to obtain assurances that confidential treatment will be accorded the information so disclosed;

            (v) information received in good faith from a third party lawfully in possession of the information and not in breach of any confidentiality obligations; and

            (vi) information that the Purchaser is obligated to divulge pursuant to any laws, regulations or guidelines governing the Purchaser.

      (b) Each of the Vendor and the Purchaser shall keep confidential, and shall ensure that its agents and advisors keep confidential, the provisions of this Agreement, subject to any obligations of either party pursuant to applicable laws, regulations or guidelines.

      (c) Nothing herein contained shall restrict or prohibit the issue of a press release mutually approved by the Vendor and the Purchaser which shall not be released prior to Closing.

4.10  AS IS, WHERE IS

      (a)   The Purchaser acknowledges and agrees that:

            (i) subject to the representations and warranties of the Vendor set out in section 4.1 hereof, it is acquiring the Property on an "as is, where is" basis without any representations or warranties, expressed or implied, as to title, encumbrance, description, condition (physical, environmental or otherwise), cost, merchantability or fitness for purpose, quantity or quality thereof, the existence or non-existence of any liabilities, hazardous materials, compliance with any or all environmental laws or in respect of any matter or thing whatsoever concerning the Property;

            (ii) save as otherwise provided in this Agreement, the Due Diligence Documents are provided to the Purchaser without representation or warranty, and the

                  Purchaser will rely entirely and solely upon its own inspections and investigations in respect of the Due Diligence Documents and shall not rely on any information furnished by the Vendor or any other Person or entities on behalf of or at the direction of the Vendor in connection therewith; and

            (iii) it is responsible to satisfy itself, and is relying solely upon its own inspections and investigations, with respect to the Property and the representations and warranties of the Vendor set out in Section 4.1 hereof.

      (b) The provisions of this section 4.10 shall survive closing. The Amram's Lease shall contain provisions similar to subparagraphs
            (a)(i), (a)(ii) and (a)(iii) as to acceptance of the demised premises by the Vendor as tenant thereunder.

                                   ARTICLE 5

                              CLOSING ARRANGEMENTS

5.1   CLOSING ARRANGEMENTS

This Agreement and the transactions contemplated hereby shall be completed on the Closing Date at the office of the Vendor's Solicitor or at such other place as the parties may mutually agree. Subject to Section 5.2 hereof, all documents and monies shall be delivered at the offices of the Vendor's Solicitor, held in escrow and released upon satisfaction of such terms as the parties shall determine, acting reasonably (such terms shall include, without limitation, registration in the Land Registry Office). In the event that the Land Registry Office is not open for business on the Closing Date, then the Closing Date shall be deemed to be the Business Day next following on which the Land Registry Office is open for business.

5.2   TENDER: ELECTRONIC REGISTRATION

The parties acknowledge that the electronic registration system ("TERS") is operative in the Land Registry Office in which the Lands are registered, and agree that the following provisions shall apply in this regard:

      (a) each of the Purchaser's Solicitor and the Vendor's Solicitor are hereby authorized to enter into a document registration agreement in the form adopted by the Joint LSUC-CBAO Committee on Electronic Registration of Title Documents on September 19, 2000 or any successor version thereto (the "DRA"), together with the requirement that the registering solicitor shall be obliged to provide the non-registering solicitor with a copy of the registration report printed by TERS upon the registration of the electronic documents, as evidence of the registration thereof, within one (1) Business Day of the Closing Date. It is understood and agreed that the DRA shall outline or establish the procedures and timing for completing this transaction electronically, and shall be executed by both the Vendor's Solicitor and the Purchaser's Solicitor and exchanged between such solicitors (such that each solicitor has a copy of the DRA duly executed by both solicitors) by no later than five (5) days before the Closing Date;

      (b) the delivery and exchange of documents and funds, and the release thereof to the Vendor and the Purchaser, as the case may be, shall be governed by the DRA, pursuant to which the solicitor receiving any documents and/or funds will be required to hold them in escrow and will not be entitled to release them except in strict accordance with the provisions of the DRA;

      (c) notwithstanding anything contained in this Agreement or in the DRA to the contrary, it is expressly understood and agreed by the parties hereto that an effective tender shall be deemed to have been validly made by either party (the "TENDERING PARTY") upon the other party (the "RECEIVING PARTY") when the solicitor for the Tendering Party has:

            (i) delivered all applicable closing documents and funds to the Receiving Party's solicitor in accordance with the provisions of the DRA;

            (ii) advised the solicitor for the Receiving Party, in writing, that the Tendering Party is ready, willing and able to complete the transaction in accordance with the terms and provisions of this Agreement; and

            (iii) completed all steps required by TERS to complete this transaction that can be performed or undertaken by the Tendering Party's solicitor without the cooperation or participation of the Receiving Party's solicitor, and specifically when the Tendering Party's solicitor has electronically "signed" the Transfer/Deed of Land for completeness and granted "access" to the Receiving Party's solicitor (but without the Tendering Party's solicitor releasing the Transfer/Deed of Land for registration by the Receiving Party's solicitor), without the necessity of personally attending upon the Receiving Party or the Receiving Party's solicitor with the documents and/or funds, and without any requirement to have an independent witness evidencing the foregoing.

5.3   DOCUMENTS OF THE VENDOR

The Vendor shall deliver to the Purchaser's Solicitors on or before the Closing Date the following, fully executed by the Vendor, where applicable, or such other parties as may be specified:

      (a) a registerable transfer of the Property with the Planning Act statements completed;

      (b) the Amram's Lease and all monies required to be paid by the Vendor thereunder, and all deliveries and conditions to be delivered, performed or satisfied by the Vendor thereunder, on or by the Closing Date;

      (c) a direction from the Vendor to the Purchaser and the Purchaser's Solicitor as to the payee or payees of the Balance and the Deposit;

      (d)   a statement of adjustments together with the details provided for in
            Section 2.4(b);

      (e) a certificate from the Vendor confirming that the representations and warranties of the Vendor contained in this Agreement continue to be true and correct in all material respects on the Closing Date (save and except in respect of any matters arising after the date hereof, as such matters are described with reasonable particularly, with reference to the specific representation or warranty), as if made on such date;

      (f) original executed copies, if available, of all Due Diligence Documents, and a duplicate set of all keys to the Building;

      (g) subject to section 3.4, registered discharges in respect of all filings against the Vendor under the Personal Property Security Act (Ontario) ("PPSA") which state that they affect the Purchase Assets, or any of them, and for any registrations where it cannot be ascertained whether the filing pertains to the Purchase Assets, a letter addressed to the Purchaser and its lender from the secured party thereof confirming that such filing does not pertain to the Purchase Assets;

      (h) an undertaking by the Vendor to re-adjust the Adjustments as provided in Section 2.3(g);

      (i) good and valid registered discharges of all liens, charges, mortgages, security interests and other encumbrances affecting the Purchase Assets which are not Permitted Encumbrances or the Amram's Lease;

      (j) all other conveyances, assurances and other documents which the Purchaser has reasonably requested, not later than three (3) Business Days before the Closing Date;

      (k) a certificate of the Vendor that it is not a non-resident pursuant to the provisions of the Income Tax Act (Canada) and is receiving the balance of the Purchase Price on its own account and not as agent, trustee or nominee for another Person;

      (l) a certificate of the Vendor confirming that the sale of the property does not constitute a sale of all or substantially all of its assets or, if it does, that a special resolution of its shareholders have been obtained approving the sale (which resolution shall be attached to such certificate);

      (m)   an assignment of Warranties, Plans and Permits;

      (n) an indemnity of the Vendor saving the Purchaser harmless from and against any and all costs, damages, claims and liabilities that may be suffered or incurred by the Purchaser arising from or in respect of (i) any lien under the Construction Lien Act (Ontario) that is registered against the Property after Closing arising from any activity by or on behalf of the Vendor; and (ii) any employees of the Vendor or of any Person retained by the Vendor or on the Vendor's behalf to render services to the Property;

      (o) the undertakings, directions and mortgage discharge statements referred to in Section 3.4;

      (p) to the extent required by any lender of the Purchaser, an estoppel certificate and subordination, non-disturbance and attornment agreement;

      (q) if any work order relating to the Property is issued prior to Closing by any governmental authority having jurisdiction, an undertaking to comply with such work order within a reasonable period of time following Closing, provided however that the Purchaser's consultants, acting reasonably, shall determine the cost of compliance with such work order and an amount equal to such cost shall be held back from the Purchase Price until such time as the Vendor has complied with its undertaking, at which time such holdback funds shall be paid forthwith to the Vendor.

All documentation shall be in form and substance reasonably acceptable to the Purchaser.

5.4   DOCUMENTS OF THE PURCHASER

The Purchaser shall deliver to the Vendor's Solicitor on the Closing Date the following documents, fully executed by the Purchaser:

      (a) a certified cheque or wire transfer payable to the Vendor or as the Vendor may in writing direct in the amount of the portion of the Purchase Price payable in accordance with Section 2.2.

      (b)   a GST Declaration and Indemnity, if required pursuant to Section
            5.5(b);

      (c) the Amram's Lease, and all deliveries and conditions to be delivered, performed or satisfied by the Purchaser thereunder on or by the Closing Date;

      (d) a certificate from the Purchaser confirming that the representations and warranties of the Purchaser contained in this Agreement continue to be true and correct in all material respects on the Closing Date (save and except in respect of any matters arising after the date hereof, as such matters are described with reasonable particularity, with reference to the specific representation or warranty), as if made on such date;

      (e) an undertaking by the Purchaser to re-adjust the Adjustments as provided in Section 2.3(f);

      (f) an assumption of the Permitted Encumbrances (to the extent such assumption is required by the terms of any such Permitted Encumbrances);

      (g) all other assurances and other documents which the Vendor has reasonably requested not later than three (3) Business Days before the Closing Date; and

      (h)   the waivers referred to in section 8 of Schedule "A".

All documentation shall be in the form and substance reasonably acceptable to the Vendor.

5.5   TAXES AND FEES

      (a) The Purchaser shall be responsible for registration fees payable in connection with the registration of the transfer referred to in
            Section 5.3(a) together with any land transfer taxes and provincial sales taxes payable on the transfer of the Purchase Assets. The Vendor shall be responsible for all costs and expenses relating to the discharge of the ABN Security and the discharge of all encumbrances that are not Permitted Encumbrances. Each party shall pay its own legal fees with respect to this transaction.

      (b) The Purchaser and the Vendor agree that if GST is exigible on this transaction then, subject as is herein provided, it is the Vendor's obligation to collect the GST, and the Purchaser's obligation to pay the GST on Closing. The Purchaser and the Vendor acknowledge and agree that the Purchase Price and all other amounts referenced herein are exclusive of GST. The Purchaser covenants and agrees that on Closing it shall either: provide to the Vendor the GST Declaration and Indemnity; or pay, in addition to the Purchase Price, by certified cheque payable to, or as directed by the Vendor, the GST which shall be calculated as seven per cent (7%) of the Purchase Price.

                                    ARTICLE 6

                                  MISCELLANEOUS

6.1   INTERPRETATION

Words importing the singular include the plural and vice versa. Words importing the masculine gender include the feminine and neuter genders. The insertion into this Agreement of headings and the inclusion of a table of contents are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. In this Agreement, all references to money shall refer to Canadian funds.

6.2   ENTIRE AGREEMENT AND AMENDMENT OF AGREEMENT

This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and, except as stated in this Agreement and in the instruments and documents to be executed and delivered pursuant to this Agreement, contains all of the representations, undertakings and agreements of the parties. This Agreement supersedes all prior negotiations or agreements between the parties, whether written or verbal, with respect to the subject matter of this Agreement. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by the parties hereto in the same manner as the execution of this Agreement.

6.3   SEVERABILITY

If any provision contained in this Agreement or its application to any Person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such provision to Persons or circumstances other than those to which it is held invalid or unenforceable, shall not be affected, and each provision of this Agreement shall be separately valid and enforceable to the fullest extent permitted by law.

6.4   GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the applicable laws of Canada. References to statutes shall be deemed to be references to such statutes as they exist on the date of this Agreement.

6.5   TIME

Time shall be of the essence of this Agreement. Except as expressly set out in this Agreement, the computation of any period of time referred to in this Agreement shall exclude the first day and include the last day of such period. If the time limited for the performance or completion of any matter under this Agreement expires or falls on a day that is not a Business Day, the time so limited shall extend to the next following Business Day.

6.6   TENDER

Any tender of documents or money may be made upon the party being tendered or upon its solicitors and money may be tendered by certified cheque.

6.7   RELATIONSHIP OF THE PARTIES

Nothing in this Agreement shall be construed so as to make the Purchaser a partner of the Vendor.

6.8   NOTICES

Any notice, request, consent, acceptance, waiver or other communication required or permitted to be given under this Agreement (a "NOTICE") shall be in writing and shall be given by personal delivery or written electronic communication which results in a written or printed notice being given to the applicable address set forth below: in the case of the Vendor addressed to it at: Amram's Distributing Ltd., 18 Parkshore Drive, Brampton, Ontario, L6T 5M1, Attention:
Elliott Rivkin, President, Fax No. (905) 798-1889 and to the Vendor's Solicitor and in the case of the Purchaser addressed to it at: 55 University Avenue, Suite 300, Toronto, Ontario, M5J 2H7, Attention: Todd Febbo, Fax Number: (416) 681-3405, and to the Purchaser's Solicitor. Any Notice, if personally delivered, shall be deemed to have been validly and effectively given and received on the date of delivery if received prior to 5:00 p.m. (Toronto time) on a Business Day, otherwise the date of deliver shall be deemed to be on the Business Day next following such date. Any notice, if sent by fax communication, shall be deemed to have been validly and effectively given and received on the date of transmission if received prior to 5:00 p.m. (Toronto time) on a Business Day, otherwise the date of delivery shall be deemed to be on the Business Day next following such date. By giving to the other party at least 3 Business Days' Notice, any party may, at any time and from time to time, change its address for delivery or communication for the purposes of this Section 6.8.

6.9   LAWYERS AS AGENTS

Notices, approvals, waivers and other documents permitted, required or contemplated by this Agreement may be given or delivered by the parties or by their respective solicitors on their behalf.

6.10  NON-MERGER

Except as herein otherwise provided, none of the provisions of this Agreement shall merge in the deed or transfer of the Property or any other document delivered on the Closing Date and the provisions of this Agreement shall survive the Closing Date.

6.11  COUNTERPARTS

This Agreement may be executed in any number of counterparts, and each of such counterparts shall constitute an original of this Agreement and all such counterparts together shall constitute one and the same agreement. This Agreement or counterparts hereof may be executed by fax, and the parties adopt any signatures provided or received by fax as original signatures of the applicable party or parties, provided that any party providing its signature by fax shall promptly forward to the other party a copy of this Agreement with an original signature.

6.12  SUCCESSORS AND ASSIGNS

The Purchaser shall not be entitled to assign this Agreement, in whole or in part, without the prior written consent of the Vendor, such consent not to be unreasonably withheld; provided however that the Purchaser shall have the right, without the consent but upon prior written notice to the Vendor, to assign this Agreement to one or more of the pension fund entities to which the Purchaser provides advisor or other services. Upon Closing, the Purchaser shall be released from all obligations hereunder, the Vendor acknowledging that in the event of any such assignment, only the assignee shall be bound by the obligations of the landlord under the Amram's Lease. This Agreement shall enure to the benefit of and shall be binding upon the parties and their respective successors and permitted assigns.

6.13  OBLIGATIONS AS COVENANTS

Each agreement and obligation of any of the parties hereto in this Agreement, even though not expressed as a covenant, is considered for all purposes to be a covenant.

6.14  FURTHER ASSURANCES

Each of the parties hereto shall from time to time hereafter and upon any reasonable request of the other, execute and deliver, make or cause to be made all such further acts, deeds, assurances and things as may be required or necessary to more effectually implement and carry out the true intent and meaning of this Agreement.

6.15  LIABILITY

The parties agree that any certificates to be provided on their behalf hereunder shall be provided without personal liability on the part of the individuals executing same on their behalf. If the Purchaser or its assignee is a limited partnership, the recourse under this Agreement or any closing documents shall be limited to the assets of the limited partnership and there shall be no recourse to the limited partners nor their assignees nor shall the limited partners or their assignees have any personal liability under this Agreement or any closing documents.

6.16  PLANNING ACT

This Agreement and the transaction contemplated herein is subject to compliance with Section 50 of the Planning Act (Ontario), which compliance the Vendor covenants to obtain at its expense by Closing.


IN WITNESS WHEREOF the parties have executed this Agreement.

                                    AMRAM'S DISTRIBUTING LTD.

                                    By: /s/ Elliot Rivkin
                                        -----------------------------------
                                        Name: Elliot Rivkin
                                        Title: President

                                    By: /s/ Tony Rodricks
                                        -----------------------------------
                                        Name: Tony Rodricks
                                        Title: Treasurer

                                    I/We have authority to bind the Corporation.

                                    BENTALL INVESTMENTS MANAGEMENT LP BY ITS
                                    GENERAL PARTNER BENTALL INVESTMENT
                                    MANAGEMENT G.P. LTD.

                                    By: /s/ John McKinlay
                                        -----------------------------------
                                        Name: John McKinlay
                                        Title: Authorized Signing Officer

                                    By: /s/ Paul E. Zemla
                                        -----------------------------------
                                        Name: Paul E. Zemla
                                        Title: Authorized Signing Officer

                                    I/We have authority to bind the Corporation.

                                  SCHEDULE "A"

                           CERTAIN AMRAM'S LEASE TERMS



1. Leased Premises: The entire Property; the Building comprises approximately 117,436 square feet of rentable area.

2.    Term: 10 years.

3. Rent: the Minimum Rent for the Leased Premises shall be based on the following net rental rates per square foot of the rentable area of the Building per annum:

                  Years 1 - 3             $6.28

                  Years 4 - 6             $6.40

                  Years 7 - 10            $6.55

4.    Management Fee: 2% of Minimum Rent per annum, payable monthly.

5. Net to Landlord: It is intended that the above rents shall be net and carefree to the Landlord and the Tenant shall be solely responsible for all costs (including property taxes, but excluding Landlord's capital tax) associated with the operation, maintenance, management and repair of the Property, excluding structural repairs.

6. Right of Extension: Provided that the Tenant is not then in default, the Tenant shall have the option of extending the term on 9 months notice for one additional term of five (5) years (subject to section 7), upon the same terms and conditions, except as to rent which shall be at market.

7. Right to Expand: Provided that the Tenant is not then in default and has not been habitually in default throughout the Term, the Tenant shall have the right to expand into, and the Landlord shall have an obligation to build, the Expansion Premises shown on Schedule "A-1" containing a leaseable area of approximately 48,000 square feet. Alternatively, the Tenant shall have the right to exercise its expansion rights only in respect of the warehouse portion of the Expansion Premises comprising approximately 38,000 square feet. The annual rental rate for the Expansion Premises shall be determined by multiplying the cost of the Expansion Premises by eight (8%) percent. The costs of the Expansion Premises will be agreed to by both the Landlord and the Tenant, prior to the commencement of construction, both acting reasonably which costs shall, in any event, include all hard, soft and development fees of the Landlord. The right to expand can only be exercised during the first seven (7) years of the original term and then only if the Tenant concurrently exercises its right of extension for the original premises; provided however that if the right to expand is exercised following the expiry of the fifth year of the original term, the extension term shall be deemed to be increased by the number of days in the period between the first day of the sixth year of the original term and the date upon which the right to expand is exercised by the Tenant. Notwithstanding the foregoing, the Landlord's obligation to construct the expansion shall be conditional on: (i) the Tenant's financial covenant and standing being substantially as good as it was on the commencement date of the Amram's Lease; (ii) the Landlord being able to obtain a building permit and all development approvals; and (iii) the Landlord being able to obtain the consent of its lender, which consent the Landlord shall use reasonable commercial efforts to obtain.

8. Landlord Waiver: At Closing, the Landlord will provide a waiver of its rights in favour of ABN AMRO BANK N.V., Canada branch in respect of all of the Tenant's personal property and assets (including, without limitation, inventory, equipment, consumer goods, accounts and proceeds) and the Excluded Assets, which remain the property of the Tenant and do not comprise Purchase Assets, such waiver to be in the form required by the holder of the ABN Security.

9. Security Deposit: On Closing, the Tenant shall provide, at its option, either cash (by way of a holdback from the Purchase Price) or a letter of credit, in the amount of $470,000, to be held by the Landlord as a security deposit until the last thirty-six months of the original Term of the Lease, at which time (a) if cash, from such amount the sum of $13,055 shall be applied on a monthly basis towards the Rent due under the Amram's Lease and (b) if letter of credit, the principal amount of the letter of credit shall be reduced by the amount of $13,055 per month until the end of the original Term.

10. Undertaking: To the extent the Vendor has provided the Purchaser with an undertaking pursuant to Section 3.1(c)(ii) of this Agreement, the breach of that undertaking shall constitute a default under the Lease.

                                 SCHEDULE "A-1"

                               EXPANSION PREMISES


                                 (MAP GRAPHIC)

                                  SCHEDULE "B"

                          GST DECLARATION AND INDEMNITY

TO:   Amram's Distributing Ltd. (the "VENDOR")

RE:   Sale by the Vendor to the undersigned of the Vendor's interest in the lands set out in the Agreement of Purchase and Sale dated December -, 2005 between the Vendor and the undersigned (the "Property")



The undersigned hereby declares, certifies, and agrees as follows:

      (a) it is purchasing its interest in the Property as principal for its own account and same is not being purchased by it as an agent, trustee or otherwise on behalf of or for another person;

      (b) it is registered under Subdivision d of Division V of Part IX of the Excise Tax Act (Canada) (the "Act") for the collection and remittance of goods and services tax ("GST"); its registration number is R ; and such registration is in good standing and has not been revoked;

      (c) it shall be liable, shall self-assess and remit to the appropriate governmental authority all GST which is payable under the Act in connection with the transfer to it of its interest in the Property all in accordance with the Act; and

      (d) it shall indemnify and save harmless the Vendor from and against any and all GST, penalties, costs and/or interest which may become payable by or assessed against the Vendor or any of them as a result of any failure by it to comply with the provisions of this Declaration and Indemnity.

DATED as of this         day of         , 2005.

                                    -


                                    Per:
                                         -----------------------------------
                                         Name
                                         Title

                                    Per:
                                         -----------------------------------
                                         Name
                                         Title

                                    I/We have authority to bind the Corporation.

                                  SCHEDULE "C"

                            PERMITTED ENCUMBRANCES


1. Liens for municipal taxes, charges, rates and assessments or utilities (including levies or imposts for sewers and other municipal utility services) not yet due as of the Closing Date.

2. The rights of expropriation reserved to or vested in any municipality or governmental or other public authority by any statutory provision.

3. Any subsisting reservations, limitations, provisions and conditions contained in any original grants from the Crown provided same are complied with.

4. Statutory reservations and exceptions to title set forth in section 44(1) of the Land Titles Act (Ontario), save and except paragraph 11 thereof relating to the Planning Act.

5. Undetermined or inchoate liens and charges incidental to current construction or current operations which have not yet been filed or registered according to applicable law against the Vendor or the Property and which relate to obligations neither due nor delinquent.

6. Title defects or irregularities which are of a minor nature and either individually or in the aggregate do not and will not impair the value, use or marketability of the Property.

7. Any discrepancies, defects or encroachments which might be disclosed by an up-to-date survey.

8. Instrument No. LT851641 registered February 22, 1988, is a Notice of an Industrial Subdivision Agreement between The Corporation of the City of Brampton, The Regional Municipality of Peel and Kenfask Developments Limited;

9. Instrument No. LT1161719 registered October 3, 1990, being is a Notice of an Industrial Subdivision Agreement between The Corporation of the City of Brampton, The Regional Municipality of Peel and Kenfask Developments Limited which agreement amends the terms of Instrument No. LT851641;

10. Instrument No. LT1683516 registered December 3, 1996, is a Notice of a Re-Zoning Agreement between Kenfask Developments and The Corporation of the City of Brampton;

11. Instrument No. LT1808099 registered February 20, 1998, being By-Law No. 2-98 of The Corporation of the City of Brampton exempting lands from Part Lot Control (applies to PIN No. 14021-0257(LT) only);

12. Instrument No. LT1836168 registered June 4, 1998, is a Notice of a Site Plan Agreement between Amram's Distributing Ltd. and The Corporation of the City of Brampton;

13. Instrument No. LT2057426 registered March 27, 2000, is a Notice re Pearson Airport Zoning Regulations;

14. Instrument No. PR785629 registered January 7, 2005, being Bylaw No. 291-2004 of The Corporation of the City of Brampton repealing by-laws exempting lands from Part Lot Control (applies to PIN No. 14021-0257(LT) only);

15. Instrument No. PR878823 registered June 30, 2005 is a Charge/Mortgage of land in the original principal amount of $20,000,000 in favour of ABN AMRO BANK N. V., CANADA BRANCH, subject to section 3.4.

16.   The Amram's Lease.